 Exhibit 99.2

NCL Founder and CEO Lin Li Provides Letter to Stockholders, Highlighting North American Retail

Fort Lawn, South Carolina, January 2nd, 2026 - Northann Corp. (NYSE American: NCL) (the "Company"), an innovator in integrated interior surface solutions, today announced that its founder and CEO, Lin Li, has provided a letter to the Company’s stockholders. The letter outlines the Company’s strategic roadmap for 2026, including its expansion into a major North American retail channel.

Key Highlights from the Letter:

•	Strategic Endorsement: Support from the Company’s stockholders during the Annual General Meeting on December 31, 2025 through the votes.

•	Market Expansion: Core product lines are set to enter one of the largest retail conglomerates in North America in 2026.

•	Institutional Maturity: Integration of capital market with entrepreneurial innovation.

"2026 marks a pivotal milestone for us," said Lin Li, founder and CEO of the Company. "Having navigated the complexities of being a public company, we are now leveraging our institutional maturity to bring our disruptive surface solutions to the broader North American market through the partnership with a tier-1 retailer."

About Northann Corp.

Founded in 2022 and headquartered in Fort Lawn, South Carolina, the Company is a leader in additive manufacturing and 3D printing technologies for the building materials industry. Through its flagship brand, Benchwick, the Company provides innovative flooring, decking, and other construction products. Northann boasts a robust portfolio of over 60 granted or pending patents, underscoring its dedication to innovation and sustainability.

Investor Relations Contact:

Northann Corp.

ir@northann.com

916-573-3803